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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

American Real Estate Investment Corporation Closes New $150 Million Secured Credit Facility

PLYMOUTH MEETING, PA, May, 8, 1998. American Real Estate Investment Corporation (AMEX: REA) announced today the closing of a three-year $150,000,000 senior secured revolving credit facility with BankBoston, N.A. and DLJ Capital Funding, Inc. This Credit Facility will be used to fund new acquisitions, capital improvements, new development projects and for general working capital purposes. The Credit Facility is recourse to the Company and American Real Estate Investment, L.P., its Operating Partnership, and will be secured by cross-collateralized and cross-defaulted first mortgage liens on certain properties, either currently owned by the Operating Partnership or to be acquired as the result of future transactions. The interest will accrue on outstanding loans under the Credit Facility at a variable rate per annum equal to the sum of a Eurodollar rate plus 1.625% per annum.

"This Credit Facility underscores the commitment of the financial community to the continued growth and success of the Company. The line will offer us increased flexibility to take advantage of the myriad of opportunities to acquire and develop accretive institutional quality commercial assets in the markets that we have targeted," stated Jeff Kelter, President of American Real Estate Investment Corporation.

American Real Estate Investment Corporation, with headquarters in Plymouth Meeting, Pennsylvania and regional offices in Franklin Lakes, New Jersey, Albany, New York and Allentown, Pennsylvania, is a fully-integrated, self-administered and self-managed real estate investment trust (REIT) focusing on office and industrial properties in the Mid-Atlantic and Northeast states. The Company currently owns 42 properties containing more than 4.9 million square feet. For more information, contact Jeff Kelter at 610-834-3447 or Email: jkelter@areic.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief of current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Form 10-KSB and quarterly reports on Form 10-QSB and 10-Q.


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